Exhibit 23.2

CONSENT OF ANDREW TURNER

I hereby consent to the inclusion in this preliminary and the subsequent definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) of Contango ORE, Inc. (the “Company”) being filed with the United States Securities and Exchange Commission of the information derived from the following report, and the references to me that are contained in the Proxy Statement, and any amendments or supplements thereto, and the incorporation by reference of such information and references into the Registration Statements on Form S-3 (No. 333-280509 and No. 333-283285) and Form S-8 (No. 333-172448, No. 333-222117, No. 333-235865, No. 333-268379 and No. 333-275601) of the Company:

1.	Technical Report titled “Technical Report on the Combined Kitsault Valley Project, British Columbia, Canada” dated March 23, 2023 (effective date September 28, 2022).

Dated: January 9, 2026

/s/ Andrew Turner
Andrew Turner